Exhibit 10.2

EXECUTION VERSION

BARCLAYS BANK PLC 745 Seventh Avenue New York, NY 10019	NOMURA CORPORATE FUNDING AMERICAS, LLC Worldwide Plaza, 309 West 49th Street New York, NY 10019-7316

CONFIDENTIAL

February 8, 2019

Ditech Holding Corporation

Ditech Financial LLC

1100 Virginia Drive, Suite 100

Fort Washington, PA 19034

Attention: Joanna Rodriquez

Email: Joanna.rodriguez@ditech.com

Reverse Mortgage Solutions, Inc.

14405 Walters Road, Suite 200

Houston, TX 77014

Attention: Andrew G. Dokos

Email: Andrew.dokos@rmsnav.com

Reverse Mortgage Solutions, Inc.

Re: Master Warehouse Refinancing Facilities – Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”) and Nomura Corporate Funding Americas, LLC (“Nomura” and together with Barclays, the “Committed Buyers”; the Committed Buyers collectively with the Administrative Agent (as defined below), “we” or “us”) that (i) Ditech Financial LLC (“Ditech Financial”), Reverse Mortgage Solutions, Inc. (“RMS,” and together with Ditech Financial, the “Sellers” and individually in each of its own capacity, a “Seller”), Ditech Holding Corporation (the “Guarantor,” and together with Sellers, “you”), and the other Debtors (as defined in the Term Sheet (as defined below)) are considering filing voluntary petitions (the “Cases”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the bankruptcy court for the Southern District of New York (the “Bankruptcy Court”) and (ii) in connection with the Cases, you intend to establish master warehouse refinancing facilities (the “Facilities”) pursuant to which (x) the Sellers may, from time to time, enter into transactions (the “Transactions”) secured by certain mortgage loans, securities and servicing receivables related to such types of assets as more particularly described in the Term Sheet (as defined below) and (y) Guarantor shall enter into a guaranty in favor of Administrative Agent, as described in more detail in the Term Sheet.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Term Sheet.

Commitment Letter

1. Commitments; Appointment of Certain Roles.

You hereby appoint Barclays to act, and Barclays hereby agrees to act, as exclusive administrative agent (in such capacity, the “Administrative Agent”) and sole structuring agent for the Facilities. You hereby appoint Barclays and Nomura to act, and Barclays and Nomura hereby agree to act, as joint lead arrangers and joint bookrunners for the Facilities. In such capacities, Barclays and Nomura will have the rights and authority customarily given to financial institutions in such roles and, in the case of the Administrative Agent, as more particularly set forth in the Definitive Documentation. Barclays shall appear on the “left” of all marketing and other materials in connection with the Facilities and will have the rights and responsibilities customarily associated with such name placement.

In connection with the foregoing:

(a) each of Barclays and Nomura is pleased to advise you of its several and not joint commitment to enter into Transactions under the New Forward Origination Facility Agreement with Ditech Financial during the Chapter 11 Period in an aggregate outstanding principal amount not to exceed the amount set forth on Part A of Schedule I hereto opposite the name of such Committed Buyer;

(b) each of Barclays and Nomura is pleased to advise you of its several and not joint commitment to enter into Transactions under the New Reverse Mortgage Facility Agreement with RMS during the Chapter 11 Period in an aggregate outstanding principal amount not to exceed the amount set forth on Part B of Schedule I hereto opposite the name of such Committed Buyer;

(c) Barclays is pleased to advise you of its several and not joint commitment to enter into Transactions under the New Servicing Advance Facility Agreements with the Sellers (or other relevant Debtors or non-Debtor subsidiaries of Sellers that are party thereto) during the Chapter 11 Period in an aggregate outstanding principal amount not to exceed the amount set forth on Part C of Schedule I hereto opposite the name of such Committed Buyer;

in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (collectively with all exhibits and other attachments hereto, this “Commitment Letter”), the term sheet attached hereto as Exhibit A and forming a part hereof (collectively with all schedules attached to such exhibit, the “Term Sheet”), that certain facilities fee letter, dated the date hereof, among you and us (the “Facilities Fee Letter”), and that certain agency fee letter, dated the date hereof, among you and Barclays (the “Barclays Fee Letter” and, together with the Facilities Fee Letter, the “Fee Letters”).

It is understood and agreed that each Committed Buyer may satisfy its commitments hereunder with respect to any Facility through any one or more of its affiliates, its branches or its related commercial paper conduits, in which case such affiliates, branches or commercial paper conduits would be a Buyer (as defined below) under such Facility.

The rights and obligations of each of the Committed Buyers and the Administrative Agent under this Commitment Letter shall be several and not joint, and no failure of any Committed Buyer or Administrative Agent to comply with any of its obligations hereunder shall prejudice the rights of any other unaffiliated Committed Buyer or Administrative Agent, as the case may be; provided that no Committed Buyer shall be required to fund any of the commitments of any other Buyer under any Facility in the event such other Buyer fails to do so (the “Breaching Party”), but each Committed Buyer under such Facility that is not a Breaching Party shall be offered an opportunity to fund in whole or in part such portion of the commitments of such Breaching Party under such Facility (the “Accepting Party”), in which event, the Accepting Party shall be entitled to all of the fees, rights or powers relating to such commitments that would otherwise be issued or granted to the Breaching Party (and, in the event of more than one Accepting Party under the relevant Facility, such funding shall be proportional to their respective pro rata portions of the commitments under such Facility, or as otherwise agreed among such Accepting Parties).

Commitment Letter

2. Information.

You hereby represent, warrant and covenant that (a) all written information (other than all financial projections (the “Projections”), other forward-looking and/or projected information and general economic or industry information) that has been or will be made available to Administrative Agent or any of the Committed Buyers by or on behalf of you or any of your affiliates or representatives (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole (after giving effect to all supplements and updates thereto), and (b) the Projections that have been or will be made available to Administrative Agent or any of the Committed Buyers by or on behalf of you or any of your affiliates or representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Guarantor and upon assumptions that are reasonable at the time the related Projections are made available to Administrative Agent or any of the Committed Buyers (it being understood and agreed that the Projections are subject to significant uncertainties and contingencies many of which are beyond your control and are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). You agree that, if at any time prior to the entry of the Interim DIP Order and the effectiveness of, and initial funding under, the DIP Warehouse Facility Agreements (the “DIP Closing”) you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly (and prior to the DIP Closing) supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. Each of the Committed Buyers and Administrative Agent will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. Each of Guarantor and each Seller authorizes and directs Administrative Agent and the Committed Buyers to provide the Information and Projections to any other actual or prospective Buyer in any of the Facilities.

3. Fees, Titles and Roles.

As consideration for the Committed Buyers’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay the non-refundable (other than any credit or rebate arrangement set forth in the Fee Letters) fees and expenses set forth in this Commitment Letter and in each Fee Letter as and when payable in accordance with the terms hereof and thereof. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and any Fee Letter) in connection with any Facility unless you and the Committed Buyers shall so agree.

4. Conditions Precedent.

The Committed Buyers’ commitments hereunder, and our agreements to perform the services described herein and as more fully described in the Term Sheet, are subject to the satisfaction (or waiver by each Committed Buyer) of the conditions precedent set forth in the Term Sheet and the following conditions: (a) our not having discovered or otherwise having become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, assets, liabilities, operations, financial conditions and operating results of the Guarantor and its subsidiaries or

Commitment Letter

each Seller and their respective subsidiaries, in each case, taken as a whole, (b) the negotiation, execution and delivery of Definitive Documentation satisfactory to the Committed Buyers and their respective counsel in their good faith discretion, which documentation will include terms that are consistent in all material respects with the terms and provisions set forth in the Term Sheet, or such other terms as have been mutually agreed upon by the Guarantor and the Committed Buyers and (c) your compliance in all material respects with the terms of this Commitment Letter and each Fee Letter (including payment of fees and expenses as the same become due and payable and that no breach in any material respect of the representations, warranties and agreements contained in Section 2 above shall have occurred and be continuing).

5. Indemnification; Expenses.

Regardless of whether or not the transactions contemplated hereby or by any Fee Letter are consummated, you agree (a) to indemnify and hold harmless each Committed Buyer and Administrative Agent and each of their respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, partners, trustees, other representatives, successors and permitted assigns of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, any Fee Letter, any Facility, any related transaction or any use or intended use of the proceeds of any Facility or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Guarantor, any Seller or any of their respective affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses (including but not limited to fees, disbursements and other charges of (i) separate counsel to each of the Committed Buyers, (ii) appropriate local counsel and regulatory counsel and (iii) one other counsel to the Administrative Agent or a Committed Buyer delivering any legal opinion with respect to certain bankruptcy matters required as a condition precedent to the DIP Closing) incurred in connection with investigating or defending any of the foregoing, and (b) to reimburse Administrative Agent and the Committed Buyers from time to time, within 30 days following written demand therefor and upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to (x) expenses of Administrative Agent’s and Committed Buyers’ due diligence investigation, consultants’ fees, syndication expenses, travel expenses and collateral reviews/appraisals and (y) reasonable fees, disbursements and other charges of (i) separate counsel to each of the Committed Buyers, (ii) appropriate local counsel (limited to one such counsel per jurisdiction, provided, that, such limit shall exclude bankruptcy counsel) and regulatory counsel, and (iii) one other counsel to the Administrative Agent or a Committed Buyer delivering any legal opinion with respect to certain bankruptcy matters required as a condition precedent to the DIP Closing), in each case, incurred in connection with any of the Facilities and the other transactions contemplated hereby and the preparation, negotiation, administration and enforcement of this Commitment Letter, any Fee Letter, any Definitive Documentation and any ancillary documents, security arrangements, amendments and waivers in connection therewith. It is further agreed that each of the Committed Buyers and Administrative Agent (1) shall only have liability to you (as opposed to any other person) with respect to the Facilities, this Commitment Letter and the Fee Letters and (2) shall be liable solely in respect of its own agreements with respect to each of the Facilities on a several, and not joint, basis with each other. No Indemnified Person will have any responsibility or liability (whether in contract, tort or otherwise) to you, any of your affiliates or any of your or such affiliates’ respective equity holders or creditors as a result of or arising out of or in any way related to or resulting from any Facility, this Commitment Letter, any Fee Letter, any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of any Facility, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from (i) such Indemnified Person’s gross negligence or willful misconduct, or (ii) a dispute solely among Indemnified Persons. Notwithstanding any other provision of this Commitment Letter, no party hereto or

Commitment Letter

any of its respective affiliates or any of the other Indemnified Persons will have any responsibility or liability (whether in contract, tort or otherwise) for any indirect, special, punitive or consequential damages in connection with its activities related to any of the Facilities; provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 5. You shall not, without the prior written consent of each Indemnified Person affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Person to claim indemnification hereunder unless such settlement (i) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Person and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability that you may otherwise have and will be binding upon and inure to the benefit of the successors and assigns of you and the Indemnified Persons.

6. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You (on behalf of yourselves and your subsidiaries) acknowledge that the Administrative Agent and/or the Committed Buyers may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your subsidiaries may have conflicting interests regarding the transactions described herein or otherwise. You (on behalf of yourselves and your subsidiaries) acknowledge that neither we nor our affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or any of your subsidiaries, confidential information obtained by us from other persons or companies. In addition, you acknowledge (on behalf of yourselves and your subsidiaries) that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, your affiliates and other companies that may be the subject of the transactions contemplated hereby and our affiliates will be entitled to the benefits afforded to us hereunder.

You (on behalf of yourselves and your subsidiaries) further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you or any of your subsidiaries, on the one hand, and Administrative Agent or any Committed Buyer, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Administrative Agent or any Committed Buyer has advised or is advising you or any of your subsidiaries on other matters, (b) Administrative Agent or any Committed Buyer, on the one hand, and you and your subsidiaries contemplated to be party to any of the Definitive Documentation, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you or any of your subsidiaries rely on, any fiduciary duty on the part of Administrative Agent or any Committed Buyer, and we are acting solely as principal and in our own best interests, (c) you and your subsidiaries are capable of evaluating and understanding, and you and your subsidiaries understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you and your subsidiaries have been advised that Administrative Agent and each Committed Buyer is engaged in a broad range of transactions that may involve interests that differ from your and your subsidiaries’ interests and that none of Administrative Agent or any Committed Buyer has any obligation to disclose such interests and transactions to you or any of your subsidiaries by virtue of any fiduciary, advisory or agency relationship or otherwise, and (e) you (on behalf of yourselves and your subsidiaries) waive, to the fullest extent permitted by law, any claims you or any of your subsidiaries may have against Administrative Agent or any Committed Buyer for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Administrative Agent and each Committed Buyer shall have no liability (whether direct or indirect) to you or any of your subsidiaries in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you or any of your subsidiaries, including your or your subsidiaries’ respective stockholders, employees or creditors. Additionally, you (on behalf of yourselves and your

Commitment Letter

subsidiaries) acknowledge and agree that none of the Administrative Agent or any Committed Buyer is advising you or any of your subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You and your subsidiaries shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby), and none of the Administrative Agent or any Committed Buyer shall have any responsibility or liability to you or any of your subsidiaries with respect thereto. Any review by Administrative Agent or any Committed Buyer of the Guarantor, a Seller, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Administrative Agent or such Committed Buyer, as the case may be, and shall not be on behalf of you or any of your affiliates or your or their respective equity holders or creditors.

You (on behalf of yourselves and your subsidiaries) further acknowledge that Administrative Agent, each Committed Buyer and their respective affiliates may be, or may be affiliated with entities that are, full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Administrative Agent, each Committed Buyer and their respective affiliate may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of each Seller, the Guarantor and other companies with which the Guarantor or a Seller may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Administrative Agent, any Committed Buyer or any of their respective affiliates or customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

7. Assignments; Amendments; Etc.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Nothing contained in this Commitment Letter or any Fee Letter shall constitute an acceptance, modification or amendment to any term or condition under any of the Existing Facilities or any related transaction document, which modification or amendment may only become effective in accordance with the terms thereof. Subject to the foregoing, each Committed Buyer may assign its commitments hereunder to one or more prospective Buyers, whereupon such Committed Buyer shall be released from the portion of its commitments hereunder so assigned; provided, that, notwithstanding any such assignment, (i) no Committed Buyer shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the DIP Warehouse Facility Agreements upon the DIP Closing if the conditions set forth in Section 4 herein and the Term Sheet are satisfied or waived) in connection with any syndication, assignment or other transfer until after the initial funding under the DIP Warehouse Facility Agreements upon the DIP Closing, (ii) no such syndication, assignment or other transfer shall become effective with respect to any portion of any Committed Buyer’s commitments in respect of the DIP Warehouse Facility Agreements until the initial funding under the DIP Warehouse Facility Agreements upon the DIP Closing and (iii) each Committed Buyer must retain exclusive control over all rights and obligations with respect to its respective commitments prior to the DIP Closing. For the avoidance of doubt and not withstanding anything contained herein to the contrary, after the initial funding under the DIP Warehouse Facility Agreements, the Committed Buyers shall have substantially similar assignment rights as set forth in (x) the Prepetition Forward Warehouse Facility Agreement (in the case of the Facilities under the New Forward Origination Facility Agreement and New Reverse Mortgage Facility Agreement) or (y) the Prepetition Servicing Advance Facility Agreements (in the case of the New Servicing Advance Facility Agreements), as applicable; provided that during an event of default under any of the Facilities, assignments shall be permitted without your approval.

Commitment Letter

Any and all obligations of, and services to be provided by Administrative Agent or any Committed Buyer hereunder (including, without limitation, the commitments of any Committed Buyer under any Facility) may be performed and any and all rights of such party hereunder may be exercised by or through any of such party’s affiliates, commercial paper conduits or branches; provided that (a) no Committed Buyer shall be relieved of any of its obligations hereunder, including in the event any affiliate through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Committed Buyer shall be responsible for any breach by any of its affiliates, commercial paper conduits and branches of the obligations hereunder to the same extent as such Committed Buyer. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Administrative Agent, the Committed Buyers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or by e-mail) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that none of the Administrative Agent or any Committed Buyer shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. This Commitment Letter, together with the Fee Letters, supersedes all prior understandings, whether written or oral, among the parties with respect to the Facilities. Your obligations hereunder shall be joint and several obligations of the Guarantor and each Seller.

8. Governing Law.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS).

9. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York City, (ii) during the Chapter 11 Period, the Bankruptcy Court and (iii) in each case of the foregoing, any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, any Fee Letter, or the transactions contemplated hereby or thereby, the performance of services contemplated hereunder or under any Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, any Fee Letter or the transactions contemplated hereby or thereby or the performance of services contemplated hereunder or under any Fee Letter in any such court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

Commitment Letter

10. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, ANY FEE LETTER, THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11. Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, any Fee Letter, any of their terms or substance, the activities of Administrative Agent or any Committed Buyer pursuant hereto or any written or oral communications provided by any of us or any of our affiliates in connection with the transactions contemplated hereby, shall be disclosed, directly or indirectly, by you or any of your affiliates to any other person or circulated or referred to publicly without our prior written consent except (a) to your officers, directors, employees, attorneys, accountants and advisors who are involved in the transactions contemplated hereby and on a confidential and need-to-know basis, (b) this Commitment Letter (but not any Fee Letter) may be disclosed to Term Lenders (as defined in and that are party to the RSA) and their respective officers, directors, employees, attorneys, accountants and advisors, in any such case of this clause (b), on a confidential and need-to-know basis, (c) this Commitment Letter and the Fee Letters may be disclosed to the extent required by applicable law or compulsory legal process or required in the Cases (in which case you agree to the extent permitted by law to inform the Committed Buyers promptly thereof prior to such disclosure or, in the case of any such disclosure of the Barclays Fee Letter, to inform Barclays promptly thereof prior to such disclosure), (d) this Commitment Letter (but not any Fee Letter) may be disclosed to the extent required pursuant to the rules and regulations of the Securities and Exchange Commission, and/or (e) to the extent required in connection with the exercise by you of any remedy or enforcement of any right under this Commitment Letter and/or any Fee Letter; provided that, with respect to any disclosure of any Fee Letter or any of its terms or substance pursuant to this paragraph, you agree to take, or cause to be taken, at the request of any Committed Buyer party to such Fee Letter, such actions as may be reasonably necessary to prevent such Fee Letter and the provisions regarding fees payable thereunder from becoming publicly available, including, without limitation, the filing of a motion or an ex parte request seeking an order authorizing you to file such Fee Letter under seal.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions. You agree that, on or after the date on which the DIP Closing is publicly announced by you, each Committed Buyer has the right to place advertisements in financial and other newspapers at its own expense describing the services of such Committed Buyer and its affiliates to you.

Commitment Letter

12. Surviving Provisions.

Sections 3, 5, 6, 8, 9, 10, 11, 12 and 15 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Committed Buyer’s commitments hereunder or any of our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than with respect to compensation, the last two sentences of Section 15 and the provisions in Section 6 (all of which shall remain in full force and effect), shall, to the extent covered by the Definitive Documentation, automatically terminate and be superseded by the applicable provisions contained in the Definitive Documentation upon the occurrence of the DIP Closing.

13. PATRIOT Act Notification.

Administrative Agent and each Committed Buyer hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Administrative Agent and each Committed Buyer may be required to obtain, verify and record information that identifies the Guarantor and each Seller, which information includes the name, address, tax identification number and other information regarding each such person that will allow Administrative Agent or such Committed Buyer to identify each such person in accordance with the PATRIOT Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Administrative Agent and each Committed Buyer. You hereby acknowledge and agree that Administrative Agent and each Committed Buyer shall be permitted to share any or all such information with the other Buyers, if any.

14. Acceptance and Termination.

If the terms and conditions herein correctly set forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on February 8, 2019. The Committed Buyers’ offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on us only after (i) this Commitment Letter and the Fee Letters have been duly executed and delivered by you in accordance with the first sentence of this Section 14 and (ii) payment in full of all fees due and payable upon the execution of this Commitment Letter and the Fee Letters pursuant to the terms thereof. In the event (a) that the Debtors shall not each have commenced the Cases on or before 11:59 p.m., New York City time, on February 11, 2019, or (b) that the DIP Closing does not occur on or before 3:00 p.m., New York City time, on the date that is five (5) business days after the Petition Date, then this Commitment Letter and the Committed Buyers’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Committed Buyers shall, each in their discretion, agree to an extension. As a condition to the Committed Buyers’ offer hereunder, and agreements to perform the services described herein, the Guarantors and Sellers hereby represent and warrant that the proposed finance transaction described herein is not the subject of a commitment from another buyer or other financing source.

Commitment Letter

15. Syndication.

Each Committed Buyer reserves the right, prior to and/or after the execution of Definitive Documentation, to syndicate and/or participate all or a portion of its commitments under the Facilities to one or more banks, financial institutions and other institutional lenders (collectively with the Committed Buyers and the respective successors and permitted assigns of the foregoing under the Facilities, the “Buyers”) and subject to limitations set forth in Section 7 hereof; provided that no Committed Buyer shall be relieved, released or novated from its obligations hereunder or under the applicable DIP Warehouse Facility Agreements unless such assignment is made to (x) an affiliate, commercial paper conduit or branch of such Committed Buyer or (y) another person approved by you (such approval not to be unreasonably withheld), in any such case of clause (x) or (y), which assumes the obligations of such Committed Buyer with respect to the portion of the commitments under each Facility assigned or allocated to such affiliate, commercial paper conduit, branch or other person; provided that, during an event of default under any of the Facilities, assignments shall be permitted without your approval. You agree actively to assist each of Administrative Agent and each Committed Buyer in completing a satisfactory syndication and/or participation. Such assistance to the extent requested by Administrative Agent or a Committed Buyer shall include, among other things, (a) direct contact between senior management, representatives and advisors of the Guarantor and the Sellers and the proposed Buyers and (b) assistance by the Guarantor and the Sellers in the preparation of marketing materials to be used in connection with the syndication and/or participation, including by providing to Administrative Agent and any applicable Committed Buyer all information with respect to the Guarantor, any Seller and their respective subsidiaries and the transactions contemplated hereby, including all Information and Projections, as Administrative Agent or such Committed Buyer may reasonably request.

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Commitment Letter

Administrative Agent and the Committed Buyers are pleased to have been given the opportunity to assist you in connection with the financing for the Facilities.

Very truly yours,

BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ Joseph O’Doherty
Name:	Joseph O’Doherty
Title:	Managing Director

BARCLAYS BANK PLC, as a Committed Buyer

By:	/s/ Joseph O’Doherty
Name:	Joseph O’Doherty
Title:	Managing Director

Commitment Letter

NOMURA CORPORATE FUNDING AMERICAS, LLC, as a Committed Buyer

By:	/s/ Kelvin Ji
Name:	Kelvin Ji
Title:	Managing Director

Commitment Letter

Accepted and agreed to as of the date first above written:

DITECH HOLDING CORPORATION, as Guarantor

By:	/s/ Joanna Colaneri
Name:	Joanna Colaneri
Title:	Treasurer

DITECH FINANCIAL LLC, as a Seller

By:	/s/ Joanna Colaneri
Name:	Joanna Colaneri
Title:	Treasurer

REVERSE MORTGAGE SOLUTIONS, INC., as a Seller

By:	/s/ Andrew G. Dokos
Name:	Andrew G. Dokos
Title:	VP

Commitment Letter

Schedule I

Commitments

Part A: New Forward Origination Facility Agreement

Committed Buyer	Commitment Amount	Applicable Percentage
Barclays Bank PLC	$422,500,000	65%
Nomura Corporate Funding Americas, LLC	$227,500,000	35%
Total Commitments under such Facility:	$650,000,000	100%

Part B: New Reverse Mortgage Facility Agreement

Committed Buyer	Commitment Amount	Applicable Percentage
Barclays Bank PLC	$750,000,000	75%
Nomura Corporate Funding Americas, LLC	$250,000,000	25%
Total Commitments under such Facility:	$1,000,000,000	100%

Part C: New Servicing Advance Facility Agreements

Committed Buyer	Commitment Amount	Applicable Percentage
Barclays Bank PLC	$250,000,000	100%
Nomura Corporate Funding Americas, LLC	$0	0%
Total Commitments under such Facilities:	$250,000,000	100%

Commitment Letter

Schedule I

Exhibit A: Term Sheet

CONFIDENTIAL

SUMMARY OF CERTAIN TERMS AND CONDITIONS OF

DIP WAREHOUSE FACILITY AGREEMENTS

Debtors:	Ditech Holding Corporation (“Ditech” and together with its debtor subsidiaries and affiliates the “Debtors”), in their capacity as debtors in a voluntary case to be filed under chapter 11 of the United States Bankruptcy Code (the “Cases”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The date of filing of the Cases is referred to herein as the “Petition Date”.

Sellers:	Ditech Financial LLC (“Ditech Financial”) and Reverse Mortgage Solutions, Inc. (“RMS” and, together with Ditech Financial, “Sellers”, and each a “Seller”), each a Debtor and an indirect wholly owned subsidiary of Ditech.

SAF SPVs:	Any special purpose issuer entity established by Ditech in connection with any New Servicing Advance Facility Agreement (which, for the avoidance of doubt, may be the same special purpose issuer entities currently acting as such under the Prepetition Servicing Advance Facility Agreements) (each, an “SAF SPV”). The SAF SPVs are not contemplated to be Debtors.

Depositor:	Any depositor in connection with any New Servicing Advance Facility Agreement (which, for the avoidance of doubt, may be the same depositors currently acting as such under the Prepetition Servicing Advance Facility Agreements) (each, a “Depositor”). The Depositors are not contemplated to be Debtors.

REO Subsidiary	Any REO subsidiary in connection with the New Reverse Mortgage Facility Agreement (as defined below) (which, for the avoidance of doubt, may be the same REO subsidiary currently acting as such under the Prepetition Bilateral Reverse Mortgage Facility Agreement (as defined below), subject to mutually agreed arrangements with respect to the assets of the existing REO subsidiaries party to the Prepetition CS/Barclays Reverse Mortgage Facility Agreement) (“REO Subsidiary”). Neither the REO Subsidiary under the New Reverse Mortgage Facility Agreement nor the existing REO subsidiaries under the Prepetition Reverse Mortgage Facility Agreements are contemplated to be Debtors.

Guarantor:	Ditech will guarantee the obligations of the Sellers and the REO Subsidiary under the DIP Warehouse Facility Agreements, the DIP MSFTAs (as defined below), and the other Definitive Documentation (each as defined below) during the Chapter 11 Period. The Guarantor shall execute a guaranty, in form and substance acceptable to Credit Parties (defined below), with respect to their obligations (collectively, the “DIP Guaranties”).

Lenders:	Barclays Bank PLC, Nomura Corporate Funding Americas, LLC and their applicable affiliates (the “Lenders”). After the initial funding under the DIP Warehouse Facility Agreements, the Lenders shall have substantially similar assignment rights as set forth in the Existing Facilities.

Commitment Letter:	Means the commitment letter from the Lenders dated February 8, 2019 (the “Commitment Letter”).

Administrative Agent:	Barclays Bank PLC (the “Administrative Agent”) acting as administrative agent for the Lenders (in such capacity, “Administrative Agent” and collectively with the Lenders in their respective capacities, the “Credit Parties”).

DIP Maturity Date:	The earliest of (a) the effective date of a plan of reorganization in any of the Cases, (b) the consummation of a sale under section 363 of the Bankruptcy Code of all or substantially all of the assets of the Debtors, and (c) 180 days after the filing of the Cases (such earlier date, the “DIP Maturity Date”). A failure to pay the obligations under the Definitive Documentation (as defined below) in full by the DIP Maturity Date is referred to herein as the “DIP Maturity Date Event of Default”.

Commitment:

$1,900 million (the “DIP Commitment”); provided, however, that no funds shall be available for use under the DIP Warehouse Facility Agreements until:

(a)   entry of the Interim DIP Order (as defined herein); and

(b)   satisfaction (or waiver by the Administrative Agent at the direction of Required Lenders (as defined below) in their sole discretion) of other conditions precedent set forth below (collectively, the “DIP Commitment Conditions”).

Existing Warehouse Facilities (other than the National Founders Facility):

Prior to the Petition Date, certain of the Debtors and/or their non-Debtor subsidiaries have entered into and have obligations outstanding under the following agreements (as each may be amended, restated, supplemented, or otherwise modified from time to time (other than, with respect to any such amendment, restatement, supplement or modification after the date of the Commitment Letter that is adverse to the rights, claims or interests of the Credit Parties)) with respect to the following facilities:

A. Mortgage Loan Warehouse Facilities (the “Prepetition Forward Warehouse Facility Agreement”):

1.  Amended and Restated Master Repurchase Agreement, dated as of November 18, 2016, by and among Ditech Financial LLC, as seller, Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, and the buyers party thereto.

B. Reverse Mortgage Facilities (collectively, the “Prepetition Reverse Mortgage Facility Agreements”):

1.  Master Repurchase Agreement, dated as of April 23, 2018, between Reverse Mortgage Solutions, Inc. as seller and Barclays Bank PLC, as purchaser and agent (the “Prepetition Bilateral Reverse Mortgage Facility Agreement”); and

2.  Second Amended and Restated Master Repurchase Agreement, dated as of November 30, 2017, by and among Reverse Mortgage Solutions, Inc., as seller, the seller parties party thereto, Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, and the buyers party thereto (the “Prepetition CS/Barclays Reverse Mortgage Facility Agreement”).

C. Mortgage Loan Servicing Advance Facilities (the “Prepetition Servicing Advance Facility Agreements” and collectively with the Prepetition Forward Warehouse Facility Agreement and the Prepetition Reverse Mortgage Facility Agreements, the “Prepetition Warehouse Facility Agreements”):

1.  Series 2018-VF1 Advance Receivables Backed Notes issued pursuant to an Indenture and the supplement thereto, each dated as of February 9, 2018, among Ditech Agency Advance Trust, Wells Fargo, as indenture agent, calculation agent, paying agent and securities intermediary, Ditech Financial LLC, as servicer and administrator, and Credit Suisse, as administrative agent; and

2.  Series 2018-VF1 Advance Receivables Backed Notes issued pursuant to an Indenture and the supplement thereto, each dated as of February 9, 2018, among Ditech PLS Advance Trust II, Wells Fargo, as indenture trustee, calculation agent, paying agent and securities intermediary, Ditech Financial LLC, as servicer and administrator, and Credit Suisse, as administrative agent.

D. MSFTAs relating to the Prepetition Forward Warehouse Facility Agreement and/or with affiliates of the Lenders (collectively with the Prepetition Warehouse Facility Agreements, the “Existing Facilities”):

1.  Master Securities Forward Transaction Agreement, dated as of September 24, 2018, by and between Credit Suisse AG, New York Branch and Ditech Financial LLC (the “CS MSFTA”);

2.  Master Securities Forward Transaction Agreement, dated as of May 18, 2017, Barclays Capital Inc. and Ditech Financial LLC, as amended by that certain Amendment dated as of June 15, 2017 (the “Barclays MSFTA”); and

3.  Master Securities Forward Transaction Agreement, dated as of May 20, 2013, between Nomura Securities International, Inc. and Ditech Financial LLC, as amended by that certain Amendment dated as of July 11, 2017 (the “Nomura MSFTA”).

E. Other TBA Securities and related hedge arrangements set forth on Schedule 2 hereto (“Other MSFTAs & Hedges”)[1].

[1]

Trading under Other MSFTAs & Hedges listed on schedule delivered to the Lenders on February 7, 2019 shall be permitted during the Cases (other than the CS MSFTA, all Transactions (as defined in the CS MSFTA) under which shall be terminated prior to the DIP Closing); provided that any guaranties in connection with the Other MSFTAs & Hedges (other than the guaranties of the DIP MSFTAs contemplated hereby) and any additional MSFTA or other hedges entered into by any Seller, any other Debtor, the REO Subsidiary, any SAF SPV or any Depositor after the date of such schedule must be approved by Administrative Agent (at the direction of the Required Lenders in their sole discretion).

National Founders Facility

RMS is also party to the existing agreements:

1.  Participation Interest Sale and Contribution Agreement, dated as of October 1, 2018, by and among Reverse Mortgage Solutions, Inc. and one of its subsidiaries, and the related Note Purchase Agreement of even date therewith, between such subsidiary and National Founders LP (the “National Founders Facility”).

The National Founders Facility, the arrangements contemplated therein and status (with respect to priority or otherwise) afforded to the non-Debtor parties thereof, and the collateral posted for the benefit of such parties, shall be unimpaired and unaffected by the DIP Warehouse Facility Agreements or Definitive Documentation and proceeds of and Collateral for the DIP Warehouse Facility Agreements and other Definitive Documentation shall not be used in respect of the National Founders Facility; provided, however, that the claims under the National Founders Facility against any Debtor shall be subordinated to the DIP Superpriority Claims (as defined below) and repayment in full in cash of the obligations under the Definitive Documentation. For the avoidance of doubt, the collateral provided under the National Founders Facility shall not be granted as collateral for the DIP Warehouse Facility Agreements or other Definitive Documentation, and the collateral provided under the DIP Warehouse Facility Agreements and other Definitive Documentation shall not be granted as collateral for the National Founders Facility.

Prepetition 1L/2L Documents:

Prior to the Petition Date, the Guarantor and certain other Debtors have entered into and have obligations outstanding under the following agreements (as each may be amended, restated, supplemented, or otherwise modified from time to time (other than, with respect to any such amendment, restatement, supplement or modification after the date of the Commitment Letter that is adverse to the rights, claims or interests of the Credit Parties)) with respect to the following facilities:

1.  Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (and as amended by that certain Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of March 29, 2018) (the “Prepetition 1L Credit Agreement”), among the Guarantor, the lenders party thereto (collectively, the “Prepetition 1L Lenders”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (in such capacity, the “Prepetition 1L Agent” and together with the Prepetition 1L Lenders, the “Prepetition 1L Secured Parties”).

2.  Indenture, dated as of February 9, 2018 (the “Prepetition 2L Indenture”), among the Guarantor, as issuer, the Sellers and other Debtors party thereto, as guarantors, and Wilmington Savings Fund Society, FSB, as trustee and collateral agent (in such capacity, the “Prepetition 2L Trustee” and together with the holders of the Prepetition 2L Notes (as defined below), the “Prepetition 2L Secured Parties”), pursuant to which the Guarantor’s 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 were issued (the “Prepetition 2L Notes”).

“Prepetition 1L/2L Secured Parties” shall mean, collectively, the Prepetition 1L Secured Parties and the Prepetition 2L Secured Parties.

Schedule 3 hereto summarizes the adequate protection to be granted to the Prepetition 1L/2L Secured Parties pursuant to the Orders, as well as use of their cash collateral.

DIP Warehouse Facility:

Subject to the terms and conditions set forth herein and upon entry by the Bankruptcy Court of an interim DIP financing and cash collateral order in the form and substance agreed to by the Debtors and the Lenders (the “Interim DIP Order”) in connection with the Cases, the Credit Parties shall enter into the following DIP Warehouse Facility Agreements with the Sellers and/or their relevant non-Debtor subsidiaries, as applicable, which shall be on terms and conditions substantially in the form of the Debtors’ and relevant non-Debtor subsidiaries’ existing documentation for the Existing Facilities, with modifications subject to the Documentation Principles (as defined below), in each case on terms mutually satisfactory to the Lenders and Ditech Financial and RMS, as applicable (the “Master Refinancing Agreement”), subject to the DIP Commitment:

(a)   Agreement(s) among the Credit Parties and Ditech Financial with a maximum committed amount of $650 million, to replace and refinance the Prepetition Forward Warehouse Facility Agreement (the “New Forward Origination Facility Agreement”);

(b)   Agreement(s) among the Credit Parties and RMS with a maximum committed amount of $1,000 million, to replace and refinance the Prepetition Reverse Mortgage Facility Agreements (the “New Reverse Mortgage Facility Agreement”); and

(c)   Agreement(s) between the Credit Parties and Ditech Financial with a maximum committed amount of $250 million, to replace and refinance the Prepetition Servicing Advance Facility Agreements (the “New Servicing Advance Facility Agreements” and, together with New Reverse Mortgage Facility Agreement and the New Forward Origination Facility Agreement, the “DIP Warehouse Facility Agreements”).

Lenders (or affiliates thereof) shall provide Debtors up to $1,900 million trading capacity in the aggregate under the Barclays MSFTA and Nomura MSFTA, but, in any event, no less than the outstanding amount under the New Forward Origination Facility Agreement (the “DIP MSFTAs”). The trading capacities of Barclays Capital Inc. and Nomura Securities International, Inc. under their respective DIP MSFTAs shall be proportional to the commitments of their respective affiliates under the New Forward Origination Facility Agreement. The Barclays MSFTA and Nomura MSFTA shall be amended at DIP Closing to modify certain default provisions and other relevant provisions to account for the Cases and to reflect their respective trading capacities contemplated by this paragraph.

Definitive Documentation:

A reference to “Definitive Documentation” shall mean a reference to the following documents, as applicable and as the context requires:

(a)   Master Refinancing Agreement;

(b)   DIP Warehouse Facility Agreements (including, if applicable, any DIP RMS HMBS Documentation (as defined on Schedule 1 hereto);

(c)   the Orders (as defined below);

(d)   DIP Guaranties;

(e)   DIP MSFTAs;

(f)   Netting Agreement (as defined below);

(g)   the Master Administration Agreement, among the Credit Parties, the Sellers, the REO Subsidiary and the affiliates of the Lenders party to the DIP MSFTAs (the “Administration Agreement”); and

(h)   such other documents agreed by the Debtors and Lenders.

Use of Proceeds:	Proceeds of the financing under the DIP Warehouse Facility Agreements shall be used (i) to pay off any outstanding obligations under the Existing Facilities or otherwise consummate the incurrence of obligations under the DIP Warehouse Facility Agreements; (ii) for general working capital and operational expenses of Debtors; and (iii) to pay customary fees and closing costs in connection with the DIP Warehouse Facility Agreements; provided that proceeds shall not be used for repayment of amounts owing under the National Founders Facility.

Pricing and other Terms:	From the time of the filing of the Cases until the DIP Maturity Date (the “Chapter 11 Period”), pricing, advance rates, and certain other terms thereof shall be as set forth on Schedule 1 attached hereto. Each of the Fee Letters referred to in the Commitment Letter set forth certain other amounts required to be paid in connection with the DIP Warehouse Facility Agreements, as and when such amounts become due and payment pursuant to the relevant Fee Letter.

Security:	Except as otherwise described below, each Debtor’s obligations under the DIP Warehouse Facility Agreements shall be secured on a cross-collateralized[2] basis solely by (i) assets of the Debtors that currently secure its obligations under, and consistent with, the Prepetition Warehouse Facility Agreements that are being refinanced, and (ii) the collateral under the Netting Agreement (as defined below) and the DIP MSFTAs (collectively with any other relevant assets described in this section and the “DIP Collateral” described in Schedule 3 hereto, the “Collateral”).

[2]

The Definitive Documentation shall provide that any excess from the collateral pool for a specific DIP Warehouse Facility Agreement shall be re-allocated (to the extent necessary to satisfy any deficiency) to collateralize obligations under the other DIP Warehouse Facility Agreements pro-rata based upon the outstanding obligations under each other DIP Warehouse Facility Agreement.

The obligations under the DIP Warehouse Facility Agreements and the DIP MSFTAs shall be netted and cross-collateralized, as further described below, pursuant to the terms of a master netting agreement (the “Netting Agreement”), which shall be in form and substance reasonably satisfactory to the Lenders. Netting arrangements shall provide for netting proportionate to the Lenders’ respective applicable percentages of the DIP Commitment following an event of default under the Definitive Documentation (or, as applicable, their respective applicable percentages under the relevant DIP Warehouse Facility Agreement) and shall provide for netting and setoff rights similar to those granted to Credit Suisse, Barclays Bank PLC and their respective affiliates during Ditech’s prior chapter 11 case [ECF No. 19] (the “Prior Case”), other than with respect to the SAF repo. Pursuant to the Netting Agreement, the Administrative Agent and the Lenders may setoff and net any margin held by or pledged to them under any DIP repo facility or any DIP MSFTA against any obligations owed by Ditech Financial or RMS under any DIP repo facility or DIP MSFTA (including to permit the setoff and netting of margin pledged or provided by Ditech Financial under New Forward Origination Facility Agreement against RMS’ obligations under the New Reverse Mortgage Facility Agreement, and vice versa).

At the DIP Closing, Ditech Financial shall grant a first priority lien on the equity interests in the Depositors, any distributions on account of such equity interests, and all other rights to payment that Ditech Financial has with respect to the Depositors, to secure Ditech Financial’s and RMS’ respective obligations under the New Forward Origination Facility Agreement, the New Reverse Mortgage Facility Agreement and the DIP MSFTAs.

No cross-collateralization is contemplated between the assets under the agency New Servicing Advance Facility Agreement and the private label New Servicing Advance Facility Agreement.

Ditech Financial will grant a second priority lien on the assets subject to the New Forward Origination Facility Agreement to the Administrative Agent to secure the obligations under the New Reverse Mortgage Facility Agreement (but not to Barclays as administrative agent under each of the New Servicing Advance Facility Agreements due to possible true sale/non-consolidation issue).

RMS will grant a second priority lien on the assets subject to the New Reverse Mortgage Facility Agreement to the Administrative Agent to secure the obligations under the New Forward Origination Facility Agreement (but not to Barclays as agent under each of the New Servicing Advance Facility Agreements due to possible true sale/non-consolidation issue).

The Prepetition 1L/2L Secured Parties will not have any prepetition or adequate protection liens on the Collateral.

The Administrative Agent (acting at the direction of the Required Lenders in their sole discretion) shall have the right, following the occurrence of an event of default under the Definitive Documentation, to transfer the existing HUD mortgagee ID numbers for no less than all of the mortgage loans that are subject to the New Reverse Mortgage Facility Agreement to the HUD mortgagee ID number specified by the Administrative Agent; provided that such transfer shall be subject to HUD approval. The Administrative Agent, Lenders and Sellers agree to negotiate in good faith to modify and supplement the Administration Agreement within thirty (30) days of the DIP Closing to reflect certain sub-agency and similar provisions that would apply in the event any such transfer is made to Nomura’s HUD mortgagee ID number pursuant to this paragraph, which modifications shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent will have the option in its sole discretion for such transfer to be made to either Nomura’s or Barclays’ HUD mortgagee ID number.

Superpriority:	Each Debtor’s primary and guaranteed obligations shall constitute superpriority administrative expense claims against each applicable Debtor for the benefit of the Administrative Agent and the Lenders under Section 364(c)(1) of the United States Bankruptcy Code, subject only to a customary professional and US Trustee fee “carve-out,” in an amount to be agreed upon by the Lenders (the “DIP Superpriority Claims”); provided that the DIP Superpriority Claims against the Guarantor shall also be junior to the Prepetition 1L AP Superpriority Claims against the Guarantor.

Budget & Reporting:	See Schedule 1 hereto.

Cash Management:	See Schedule 4 hereto.

Conditions Precedent to Effectiveness of DIP Warehouse Facility Agreements:

The effectiveness of the DIP Warehouse Facility Agreements shall be subject to the satisfaction (or waiver) by the Administrative Agent (at the direction of Required Lenders in their sole discretion) of the conditions set forth in Section 4 of the Commitment Letter and the following other conditions precedent:

(a)   Execution of all Definitive Documentation (consistent with the Documentation Principles) by the Debtors and Credit Parties and, as applicable, the REO Subsidiary, Depositors and SAF SPVs;

(b)   No uncured event of default or uncured default under any Definitive Documentation shall exist;

(c)   Accuracy in all material respects of representations and warranties provided by Debtors, REO Subsidiary, Depositors and SAF SPVs in the Definitive Documentation, as applicable;

(d)   Payoff and termination of all obligations under the Prepetition Warehouse Facility Agreements and the CS MSFTA;

(e)   No loss or suspension of any Seller’s status as either (x) an approved servicer or (y) an approved issuer, with Fannie Mae, Freddie Mac, or Ginnie Mae, as applicable, or termination of any of the GA Selling and Servicing Agreements (as defined below);

(f)   With respect to the New Forward Origination Facility Agreement and the New Reverse Mortgage Facility Agreement, no material disruption of claims payments on FHA insured loans shall have occurred (other than any such material disruption that is generally affecting non-bank mortgage servicers and originators with similar claims);

(g)   Receipt by Credit Parties of requested “know your customer” information;

(h)   Payment of fees and expenses that are due and payable to the Credit Parties at such time;

(i) Entry by the Bankruptcy Court of the Interim DIP Order with respect to interim financing and Final DIP Order with respect to final financing;

(j) Entry by the Bankruptcy Court of interim orders (with respect to interim financing) and final orders (with respect to final financing), in form and substance acceptable to Lenders (collectively, the “Chapter 11 Operating Orders”):

i.   authorizing Ditech Financial to continue in the ordinary course to perform its obligations under (x) that certain Mortgage Selling and Servicing Contract with Fannie Mae (together with all addenda and amendments thereto and incorporating all the applicable guides, the “Ditech/Fannie Agreement”), (y) that certain Master Agreement with Freddie Mac (together with all addenda and amendments thereto and incorporating all the applicable guides, the “Ditech/Freddie Agreement”), and (z) those certain Guaranty Agreements and Master Servicing Agreement with Ginnie Mae (together with all addenda and amendments thereto and incorporating all the applicable guides, the “Ditech/Ginnie Agreement”); and

ii.  authorizing RMS to perform under all applicable agreements with Ginnie Mae and the Department of Housing and Urban Development (“HUD” and collectively with the FHA, Ginnie Mae, Fannie Mae and Freddie Mac, the “GAs”) (together with all addenda and amendments thereto and incorporating all the applicable guides, the “RMS Agreements,” and together with the Ditech/Fannie Agreement, the Ditech/Freddie Agreement, and the Ditech/Ginnie Agreement, the “GA Selling and Servicing Agreements”);

(k)   Entry by the Bankruptcy Court of an interim cash management order, in form and substance acceptable to Lenders (the “Interim Cash Management Order”):

(l) Delivery of customary certificates and corporate deliverables;

(m) Evidence that all other actions necessary or, in the opinion of Administrative Agent (at the direction of Lenders), reasonably desirable to perfect and protect Credit Parties’ interest in the Collateral under each DIP Warehouse Facility Agreement and the security interest granted under the Netting Agreement have been taken;

(n)   Delivery of customary legal opinions, in form and substance acceptable to Lenders;

(o)   The Guarantor shall have (i) entered into a restructuring support agreement with Prepetition 1L Lenders holding at least two-thirds of the aggregate principal amount of loans outstanding under the Prepetition 1L Credit Agreement (the “RSA”), and (ii) executed and delivered a certification that (x) there has been no modification or amendment to the RSA since the execution thereof and (y) the “Support Period” (as defined in the RSA) has commenced and is continuing, in each case, in form and substance acceptable to the Administrative Agent and the Lenders;

(p)   Delivery of (i) daily cash flow forecasts with supporting detail, and (ii) monthly cash flow forecasts with supporting detail through December 31, 2019, in each case, in form and substance reasonably satisfactory to the Lenders;

(q)   Fannie Mae shall have acknowledged Barclays replacing Credit Suisse as designee for purposes of the existing Fannie Mae Acknowledgement Agreement relating to the Prepetition Servicing Advance Facility Agreements.

Conditions Precedent to Each Funding under DIP Warehouse Facility Agreements:

Each funding under the DIP Warehouse Facility Agreements shall be subject to the satisfaction (or waiver by the Administrative Agent at the direction of Required Lenders in their sole discretion) of the following conditions precedent:

(a)   No uncured event of default or uncured default under any Definitive Documentation shall exist;

(b)   Accuracy in all material respects of representations and warranties provided by the Debtors, the REO Subsidiary, any Depositor or any SAF SPV in the Definitive Documentation, as applicable;

(c)   No loss or suspension of any Seller’s status as either (x) an approved servicer or (y) an approved issuer, with Fannie Mae, Freddie Mac, or Ginnie Mae, as applicable, or termination of any of the GA Selling and Servicing Agreements;

(d)   With respect to the New Forward Origination Facility Agreement and the New Reverse Mortgage Facility Agreement, no material disruption of claims payments on FHA insured loans shall have occurred (other than any such material disruption that is generally affecting non-bank mortgage servicers and originators with similar claims);

(e)   No stay, reversal or modification of (i) the Interim DIP Order or Final DIP Order, as the case may be, (ii) any Chapter 11 Operating Orders or (iii) the Interim Cash Management Order or Final Cash Management Order (as defined below), as the case may be;

(f)   Delivery of documentation relating to the Collateral and requested funding, substantially consistent with the Existing Facilities, including delivery of mortgage loan files, wet-ink documents, information as required by custodial and disbursement schedules, releases for correspondent loans, schedule of designated servicing agreements and designated pools, trust receipts and custodial asset schedules, as applicable;

(g)   Required Lenders shall have completed, to their satisfaction their due diligence review of the assets to be funded under the requested funding under the DIP Warehouse Facility Agreements, including without limitation, (i) with respect to private label servicing advance reimbursements collateral, their due diligence review of the related servicing agreements and (ii) with respect to mortgage loans and servicing advance reimbursements, their operational due diligence review, in each case, so as to enable Required Lenders to confirm the accuracy of the Sellers’, REO Subsidiary’s, Depositors’ and SAF SPVs’ respective representations and warranties as to the Collateral;

(h)   The “Servicer” (to be defined consistent with the Prepetition Forward Warehouse Facility Agreement and the Prepetition CS/Barclays Reverse Mortgage Facility Agreement) of any mortgage loan held as Collateral has defaulted under the applicable “Servicing Agreement” (to be defined consistent with the Prepetition Forward Warehouse Facility Agreement and the Prepetition CS/Barclays Reverse Mortgage Facility Agreement) and the applicable Seller has not, within thirty (30) days, (i) replaced such Servicer with a successor servicer approved by Administrative Agent in its sole discretion or (ii) repurchased all purchased mortgage loans subject to such Servicing Agreement; and

(i) After giving effect to any requested funding under any DIP Warehouse Facility Agreement, the aggregate outstanding amount funded shall not exceed the applicable maximum committed amount that may be funded under such DIP Warehouse Facility Agreement.

Milestones:

As long as the DIP Commitment remains outstanding, the Debtors shall comply with the following chapter 11 milestones (the “Chapter 11 Milestones”):

(a)   On or before the date that is five (5) business days following the Petition Date, (x) entry of the Interim DIP Order and (y) the Sellers and SAF SPVs enter into initial funding transactions under the DIP Warehouse Facility Agreements;

(b)   On or before the date that is 35 days following the entry of the Interim DIP Order, each of the following shall have been entered by the Bankruptcy Court: (i) a final DIP financing and cash collateral order in form and substance satisfactory to the Lenders (the “Final DIP Order” and, together with the Interim DIP Order, the “Orders”), (ii) the final Chapter 11 Operating Orders and (iii) a final cash management order in form and substance satisfactory to the Lenders (the “Final Cash Management Order” and, together with the Interim Cash Management Order, the “Cash Management Orders”);

(c)   On or before the date that is 15 days following the Petition Date, the Debtors shall have filed with the Bankruptcy Court a motion, in form and substance satisfactory to the Required Lenders, seeking entry of an order by the Bankruptcy Court approving bidding procedures in connection with a 363 sale process to pursuant one or more asset purchase agreements or similar agreements that provide for repayment in full in cash of the obligations under the Definitive Documentation on the closing of such agreement;

(d)   On or before the date that is 15 days following the Petition Date, the Debtors shall have filed with the Bankruptcy Court an acceptable plan of reorganization and a disclosure statement reasonably satisfactory to the Required Lenders with respect thereto;

(e)   On or before the date that is 60 days following the Petition Date, the Bankruptcy Court shall have approved bidding procedures, in form and substance reasonably acceptable to the Required Lenders, and such approval shall be in full force and effect, and shall not have been (x) vacated, reversed, or stayed, or (y) amended or modified except as otherwise agreed to in writing by the Required Lenders;

(f)   On or before the date that is 60 days following the Petition Date, the Debtors shall have obtained the Bankruptcy Court’s approval of a disclosure statement for an acceptable plan of reorganization and solicitation procedures contemplating completion of a confirmation hearing with respect to an acceptable plan of reorganization no later than 115 days following the Petition Date, which disclosure statement and solicitation procedures must otherwise be in form and substance reasonably acceptable to the Required Lenders, and the Bankruptcy Court’s approval of such disclosure statement and solicitation procedures shall not have been amended, modified or supplemented (or any portions thereof reversed, stayed or vacated) other than as agreed in writing by the Required Lenders; and

(g)   One of the following milestones shall be satisfied on or before the date that is 125 days following the Petition Date:

(i) the Debtors shall obtain entry of an order of the Bankruptcy Court confirming an acceptable plan of reorganization, which order (i) shall be (x) in form and substance satisfactory to the Required Lenders, to the extent relating to the termination of the DIP Commitment, the payment in full in cash and full discharge of the obligations under the Definitive Documentation, and releases and other exculpatory provisions for the Credit Parties and (y) otherwise in form and substance reasonably satisfactory to the Required Lenders, and (ii) shall not have been amended, modified or supplemented (or any portions thereof reversed, stayed or vacated) other than as agreed in writing by the Required Lenders; or

(ii)  the Bankruptcy Court shall have entered an order approving an asset purchase agreement or similar agreement that provides for repayment in full in cash of the obligations under the Definitive Documentation on the closing of such agreement (such order, the “Sale Order” and such agreement, the “Sale Agreement”), in form and substance reasonably acceptable to the Required Lenders, and the Sale Order shall be in full force and effect, and shall not have been (A) vacated, reversed, or stayed, or (B) amended or modified except as otherwise agreed to in writing by the Required Lenders;

provided that, in the event the Board of Directors of the Guarantor and Sellers have determined to no longer pursue the Sale Agreement, then (x) the Guarantor and Sellers shall notify the Lenders thereof no later than the date that is the sum of (A) 95 days plus (B) five (5) Business Days following the Petition Date and (y) clause (g)(ii) above shall cease to be an alternative and the Debtors shall be required to satisfy the Chapter 11 Milestone set forth in clause (g)(i) above.

Terms and Conditions:	Other than as specifically provided in this Term Sheet or as otherwise mutually agreed by the parties, each DIP Warehouse Facility Agreement shall contain terms and conditions substantially in the form of the Debtors’ and relevant non-Debtor subsidiaries’ existing documentation for the Existing Facilities, with appropriate modifications that are reasonably satisfactory to the Lenders to address the circumstances and requirements of the Cases, in a manner similar to the structure (other than with respect to the structure of the New Servicing Advance Facility Agreements) implemented in connection with Ditech’s prior chapter 11 case [ECF No. 19] (this paragraph being referred to as the “Documentation Principles”). As used herein, a reference to “Required Lenders” shall be a reference to “Required Buyers” (to be defined in the Administration Agreement).

Events of Default under the Master Refinancing Agreement:

The Master Refinancing Agreement will contain only the following events of default (it being agreed that each such event of default shall also result in an event of default (subject to any applicable cure period or notice requirement) under each of the DIP Warehouse Facility Agreements):

(a)   failure to pay any payment obligation to any Credit Party when due, including, without limitation, payment in full by the DIP Maturity Date or other termination date;

(b)   any representation or warranty of any Debtor, the REO Subsidiary, any Depositor or any SAF SPV made in the Definitive Documentation is found to be materially incorrect;

(c)   breach by the Debtors, the REO Subsidiary, any Depositor or any SAF SPV of any covenant set forth in the Definitive Documentation;

(d)   occurrence of an event of default under any Definitive Documentation or any breach or violation of the applicable Order, any Chapter 11 Operating Orders or the applicable Cash Management Order that, in each case, has not been cured or waived;

(e)   conversion of any Case to a case under Chapter 7 of the Bankruptcy Code;

(f)   dismissal of any of the Cases;

(g)   the appointment of a chapter 11 trustee, or a loss of exclusivity to file a chapter 11 plan of reorganization or solicit acceptances thereof;

(h)   any failure to achieve any of the Chapter 11 Milestones;

(i) any reversal, revocation, or modification of any of the following orders without the consent of the Lenders (in the case of subclause (v) below, other than a modification that is not adverse to any of the rights, claims or interests of any Credit Party): (i) the Interim DIP Order or Final DIP Order, (ii) any Chapter 11 Operating Orders, (iii) the Interim Cash Management Order or Final Cash Management Order, (iv) after entry thereof, any order referred to in clause (g) of the Chapter 11 Milestones, or (v) after entry thereof, any of the other orders referred to in the Chapter 11 Milestones;

(j) (i) loss or suspension of any Seller’s status as an approved servicer or an approved issuer from any GA, (ii) termination of any of the GA Selling and Servicing Agreements by their respective counterparties or (iii) any GA engages in any setoff against any Collateral;

(k)   entry of an order of the Bankruptcy Court granting any party other than the Credit Parties relief from the automatic stay in any of the Cases in a manner that is materially adverse to the rights, claims or interests of the Credit Parties;

(l) entry of an order of the Bankruptcy Court granting any party other than the Credit Parties liens or claims on or against the Collateral or any other material assets of the Debtors, the REO Subsidiary, any Depositor or any SAF SPV (other than, solely with respect to assets that do not constitute Collateral, (i) the existing liens granted to the Prepetition 1L Agent and the Prepetition 2L Trustee on assets of the Debtors, (ii) adequate protection liens granted to the Prepetition 1L Agent and the Prepetition 2L Trustee in accordance with the Orders and consistent with Schedule 3 hereto, and (iii) liens permitted under the Prepetition 1L Credit Agreement (as amended and in effect on the date of the Commitment Letter) and DIP Warehouse Facility Agreements3);

(m) the filing of any chapter 11 plan of reorganization (or a disclosure statement describing a chapter 11 plan of reorganization) in the Cases or any motion to approve the Sale Agreement, any plan support agreement or any other asset purchase agreement or similar agreement, in any such case, that does not provide that all obligations of the Debtors and relevant non-Debtor subsidiaries with respect to the Definitive Documentation shall be paid in full in cash as per the terms

[3]

Provided that, during the Chapter 11 Period, no Debtor, SAF SPV, Depositor or REO Subsidiary shall (i) issue or incur, or file a motion to issue or incur, any additional secured or unsecured term loan debt, debt bonds or debt for borrowed money, or (ii) enter into, or file a motion to approve, any other debt arrangements similar to the DIP Warehouse Facility Agreements.

15

     of such agreements (other than with respect to any other asset purchase agreement or similar agreement relating to a sale or disposition on terms and conditions consented to by the Lenders, subject to any applicable prepayment requirements set forth in the Definitive Documentation);

(n)   (i) termination of the RSA, the RSA is amended, waived or otherwise modified in a manner that is materially adverse to the rights, claims or interests of the Credit Parties, or (iii) the “Consenting Term Lenders” under and as defined in the RSA fail to hold at least two-thirds of the aggregate principal amount of loans outstanding under the Prepetition 1L Credit Agreement and such failure continues unremedied for a period of five (5) consecutive business days;

(o)   exercise by Term Lenders or any other creditor (other than the Administrative Agent and/or requisite Lenders, in any such case, in accordance with the Definitive Documentation) of remedies (i) against any Collateral, or (ii) in a manner that is materially adverse to the rights, claims or interests of the Credit Parties;

(p)   if the creditors under the National Founders Facility are granted any adequate protection that is not wholly subordinated to the DIP Lenders by the Bankruptcy Court, and subsequently thereto any event of default occurs after the Petition Date the effect of which is to permit such creditors to exercise remedies against the estate of any Debtor;

(q)   the Sale Agreement, at any time after execution thereof, shall be (i) amended in a manner that results in such Sale Agreement no longer complying with the requirements under the Definitive Documentation or (ii) withdrawn or terminated, unless such Sale Agreement is replaced within a period of time to be agreed by a new Sale Agreement that provides for repayment in full in cash of the obligations under the Definitive Documentation on the closing of such agreement, which agreement shall be in form and substance reasonably satisfactory to the Lenders; provided that this clause (q) shall cease to apply in the event that clause (g)(ii) of the Chapter 11 Milestones no longer applies pursuant to the proviso set forth at the end of this clause (q);

(r)   any sale, transfer or other disposition of (i) any servicing rights with respect to any mortgage loans or rights to reimbursement for advances related thereto or (ii) any other assets of any Debtor, the REO Subsidiary, any Depositor or any SAF SPV and, in the case of this subclause (ii), the sale, transfer or other disposition of such other asset would materially impair the rights and claims of the Credit Parties (as determined by Required Lenders in their sole discretion) in and to the Collateral (other than the sale, transfer or other disposition of such servicing rights or assets occurring in the ordinary course; provided that the outstanding repurchase price or loan amount (including any accrued and unpaid interest and fees with respect thereto) owed to Lenders with respect to such sold mortgage servicing rights or rights to reimbursement for advances related thereto or, to the extent constituting Collateral, other sold assets shall be repaid no later than substantially concurrently with such sale, transfer or other disposition);

(s)   entry of an unstayed, post-petition judgment against the Debtors, the REO Subsidiary, any Depositor or any SAF SPV in excess of $5 million;

(t) the “Servicer” (to be defined consistent with the Prepetition Forward Warehouse Facility Agreement and the Prepetition CS/Barclays Reverse Mortgage Facility Agreement) of any mortgage loan held as Collateral has defaulted under the applicable “Servicing Agreement” (to be defined consistent with the Prepetition Forward Warehouse Facility Agreement and the Prepetition CS/Barclays Reverse Mortgage Facility Agreement) and the applicable Seller has not, within thirty (30) days, (i) replaced such Servicer with a successor servicer approved by Administrative Agent in its sole discretion or (ii) repurchased all purchased mortgage loans subject to such Servicing Agreement;

(u)   an “event of default” under any other DIP Warehouse Facility Agreement, DIP MSFTA or the DIP Guaranties;

(v)   any Seller, any Debtor, the REO Subsidiary, any Depositor or any SAF SPV shall admit its inability to, or its intention not to, perform any of its obligations under any of the DIP Warehouse Facility Agreements to which it is a party; provided that the filing of the Cases shall not, in and of itself, be deemed any admission of any such party’s inability to perform;

(w)  the occurrence of a Change in Control (to be defined in the Definitive Documentation, which definition shall include a failure of the Guarantor to own 100% of the equity in each Seller);

(x)   the occurrence of a Cash Collateral Termination Event (as defined in the Orders), subject to any cure period set forth in the applicable Order;

(y)   any governmental authority or any person, agency or entity acting or purporting to act under governmental or regulatory authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of any Seller, Guarantor or any Affiliate thereof, (ii) shall have taken any action to displace the management of any Seller, Guarantor or any Affiliate thereof, or (iii) shall have taken any action to curtail its authority in any material respect in the conduct of the business of any DIP Seller, Guarantor or any Affiliate thereof, or any enforcement action that either materially impairs the ability of any Seller or the Guarantor to perform its obligations under the Definitive Documentation or prevents it from carrying on its business or a substantial part thereof, and, in the case of this subclause (iii), such action shall not have been discontinued or stayed within thirty (30) days;

(z)   any Seller fails to transfer Purchased Assets (as such term is to be defined in the applicable DIP Warehouse Facility Agreements) to Administrative Agent or its designee on the applicable purchase date (provided that the applicable Lenders (or the Administrative Agent, on behalf of the applicable Lenders) have tendered the related purchase price);

(aa)  an Act of Insolvency (as such term is to be defined in the Master Refinancing Agreement) shall have occurred with respect to the REO Subsidiary, any Depositor or any SAF SPV;

(bb)  assignment or attempted assignment by any DIP Seller, Guarantor, any Depositor or any SAF SPV of any DIP Warehouse Facility Agreement to which it is a party or any of its rights or obligations thereunder without first obtaining the specific written consent of Administrative Agent (at the direction of the Required Buyers in their sole discretion), or the granting by any DIP Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than a Credit Party or any custodian or agent acting on their behalf;

(cc)  any of the DIP Warehouse Facility Agreements shall for any reason cease to create a valid, first priority security interest in any material portion of the Collateral purported to be covered thereby; and

(dd)  any DIP Seller, REO Subsidiary or Guarantor shall seek to disaffirm, terminate, limit, challenge, repudiate or reduce its obligations under any DIP Warehouse Facility Agreement or otherwise challenge the ability of Administrative Agent or any Lender to enforce its rights and remedies thereunder or any DIP Warehouse Facility Agreement at any time shall fail to be in full force and effect in all material respects in accordance with its terms or shall not be enforceable in all material respects in accordance with its terms.

Remedies:	Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (at the direction of Required Lenders in their sole discretion) may: (a) deliver a notice of an Event of Default; (b) terminate any pending funding or transactions under any DIP Warehouse Facility Agreement or any DIP MSFTA; (c) declare the principal of and accrued interest, fees and expenses under the Definitive Documentation, to be due and payable; (d) place an administrative hold on any deposit account or securities account that constitutes Collateral; and (e) upon three (3) business days’ written notice to the Debtors, exercise all other rights and remedies available to the Credit Parties under the Definitive Documentation; provided, however, that, with respect to any Event of Default under subparagraph (j)(i) (solely with respect to loss of the status referred to therein) or subparagraph (o) of the section “Events of Default Under Master Refinancing Agreement” or the failure to pay all obligations under the Definitive Documentation in full in cash by the DIP Maturity Date, the Administrative Agent (at the direction of Required Lenders in their sole discretion) may exercise all rights and remedies immediately upon the occurrence of said default. The Orders shall provide relief from the automatic stay in favor of Credit Parties in the event of a default.

Upon the occurrence of a DIP Maturity Date Event of Default, the exercise of remedies under any of the DIP Warehouse Facility Agreements or other Definitive Documentation may be commenced at the direction of either of the initial Lenders; provided, however, that to the extent that, and for so long as, the following conditions are satisfied (but solely during the 45-day period immediately following the DIP Maturity Date) the exercise of such remedies shall only be commenced at the direction of the Required Lenders:

(a)   the Debtors have filed with the Bankruptcy Court a plan of reorganization or asset purchase agreement in accordance with the DIP Orders (the “Acceptable Plan” or “Acceptable Sale Agreement”, as applicable);

(b)   (i) a confirmation or sale hearing, as applicable, has been scheduled for the confirmation or approval of such Acceptable Plan or Acceptable Sale Agreement and the Debtors are working to obtain Bankruptcy Court confirmation or approval thereof, or (ii) the Debtors have obtained entry of either an order of the Bankruptcy Court confirming such Acceptable Plan or the Sale Order approving such Acceptable Sale Agreement and are pursuing the effective date or consummation thereof, as applicable; and

(c)   an updated DIP budget is delivered within ten (10) days prior to the DIP Maturity Date demonstrating sufficient liquidity for the Debtors and their non-Debtor subsidiaries to the reach the expected effective date of such Acceptable Plan or consummation of the transactions under such Acceptable Sale Agreement, as applicable.

Collective Action:	The Administration Agreement shall provide, among other things, that with respect to the DIP Warehouse Facility Agreements (other than the DIP MSFTAs) without the consent of each initial Lender that is party to such DIP Warehouse Facility Agreement, the Credit Parties shall not (a) agree to any amendment or modification to such DIP Warehouse Facility Agreement, (b) agree in writing to any waiver or forbearance to such DIP Warehouse Facility Agreement, or (c) enforce any right or remedy available to it (other than upon the occurrence of a DIP Maturity Date Event of Default to the extent permitted in accordance with the “Remedies” section above) under or with respect to such DIP Warehouse Facility Agreement. The Administration Agreement shall provide that actions may be taken under the DIP MSFTAs by the applicable Lender pursuant to voting rights that are the same as those set forth in the administration agreement in the Prior Case relating to the MSFTAs under the Existing Facilities.

Release and Stipulations:	The Orders shall contain the customary releases and stipulations for the benefit of the Credit Parties with respect to the Existing Facilities.

Expenses:	Debtors shall pay all of the Administrative Agent’s and the Lenders’ reasonable and documented costs and expenses, whether incurred before, on or after the Petition Date, including without limitation due diligence audit (including per diems), consultant, search, filing and recording fees and all other reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees and expenses of (i) separate counsel to the Lenders and (ii) following the occurrence of a default, accountants and other professionals and advisors to the Credit Parties).

Governing Law and Submission to Jurisdiction:	State of New York. Exclusive jurisdiction of (i) during the Chapter 11 Period, the Bankruptcy Court, and (ii) thereafter (or during the Chapter 11 Period in the event the Bankruptcy Court declines to exercise jurisdiction), New York state and federal courts sitting in the Borough of Manhattan, in any such case, including with respect to the exercise of the remedies by the Credit Parties and preservation of the value of the Collateral.

Schedule 1: Facility Pricing, Collateral and Other Terms

New Forward Origination Facility Agreement

Facility Size / Sublimit:

$650 million

Sublimits substantially consistent with the Prepetition Forward Warehouse Facility Agreement:

•   Wet-Ink Sublimit: means, as of any date of determination, an amount equal to (a) 50% of the applicable Maximum Available Purchase Price during the first and last five (5) Business Days of a calendar month, and (b) 30% of the applicable Maximum Available Purchase Price at any time other than during the first and last five (5) Business Days of a calendar month

•   Non-Agency QM Mortgage Loans: $20 million

•   Non-Agency Non-QM Loans: $15 million

•   Second Lien Mortgage Loans: $5 million

Advance Rates:

(a)   Fannie, Freddie or GNMA Loans (% of Market Value up to Par): 96% on dry loans and 95% on wet loans

(b)   Non-agency QM (% of Market Value up to Par): 85%

(c)   Non-agency Non-QM (% of Market Value up to Par): 80%

(d)   Second Lien Loans (% of Market Value up to Par): 50%

Interest Rate:	Three month LIBOR plus 2.25%[4]

Eligible Collateral:

All eligible collateral consistent with current facility, including:

(a)   Loans originated in compliance with agency guidelines and eligible for delivery to Fannie, Freddie or GNMA

(b)   Other types of loans, or any interest therein, including Non-Agency QM, Non-Agency Non-QM, Second Lien Loans, USDA Mortgage Loans and other loans as agreed upon by the Lenders and Ditech Financial

Consistent with current financing arrangements, Lenders to provide advances for “wet” fundings with the delivery of full documentation following the closing of the loan

[4]	To increase by 2.00% following an Event of Default

Sched. 1-1

New Reverse Mortgage Facility Agreement

Facility Size / Sublimit:	$1,000 million Inactive Ginnie Mae Buy Out Maximum 60% sublimit Ginnie Mae HMBS Tail Securitizations $80 million sublimit* Non-Insured and Insured REO Properties $15 million sublimit[5]

Advance Rates:

(a)   Active Ginnie Mae Buy Outs (% of Market Value up to Par): 90%

(b)   Inactive Ginnie Mae Buy Outs and REOs (% of Market Value up to Par): 85%

(c)   Ginnie Mae HMBS Tail Securitizations (% of Market Value up to Par): 92%

(d)   Non-Insured and Insured REO Properties (% of Market Value): TBD

Interest Rate:	Three month LIBOR plus 3.25%[6]

Eligible Collateral:

All eligible collateral consistent with current facility, including:

(a)   Active Ginnie Mae Buy Outs;

(b)   Inactive Ginnie Mae Buy Outs;

(c)   Ginnie May Buy Outs in REO status that are insured;

(d)   Ginnie Mae HMBS commonly referred to as Tail Securitizations;

(e)   Non-Insured and Insured REO Properties subject to TBD eligibility criteria; and

(f)   Other types of loans, or any interest therein, as agreed upon by RMS and the Lenders

*

Notwithstanding anything to the contrary herein or in the Term Sheet, any facilities entered into for Ginnie Mae HMBS are contemplated to be documented separately from the other eligible collateral categories described above for the New Reverse Mortgage Facility Agreement. RMS, the Administrative Agent and the Lenders shall work together in good faith to structure and document any facilities for Ginnie Mae HMBS (the “DIP RMS HMBS Documentation”) and shall endeavor to complete any DIP RMS HMBS Documentation within 30 days after the DIP Closing. Prior thereto, availability under the Ginnie Mae HMBS sublimit shall be $0. It is understood and agreed that (i) the maximum committed amount under the DIP RMS HMBS Documentation shall be equal to $80 million in the aggregate, and (ii) the maximum combined committed amount under the DIP RMS HMBS Documentation and the New Reverse Mortgage Facility Agreement shall not exceed $1,000 million in the aggregate. Any DIP RMS HMBS Documentation entered into pursuant to this paragraph (x) shall constitute a DIP Warehouse Facility Agreement, and (y) shall be subject in all respects to the terms and conditions of, among other things, the Orders, the Master Refinancing Agreement and the Administration Agreement.

[5]	Availability under this sublimit shall equal $0 until the date that is 30 days after the DIP Closing (or such earlier date agreed to by the Administrative Agent in its sole discretion).
[6]	To increase by 2.00% following an Event of Default

Sched. 1-2

New Servicing Advance Facility Agreements

Facility Size / Sublimit:	$250 million No commitment limits by collateral type

Eligible Collateral:	Eligible Collateral consistent with the existing Advance Receivable Backed Notes and all existing financed advances from private label securities

Advance Rate:	95%

Interest Rate:	Three month LIBOR plus 2.25%[7]

Other Terms

•	Financial Reporting: Consistent with Existing Facilities, as well as the following:

•

(i) daily cash flow forecasts with supporting detail, on a rolling 120-day basis, and (ii) monthly cash flow forecasts with supporting detail through December 31, 2019, in each case, updated weekly and to be delivered on Thursday of each week based on information as of the end of the immediately preceding calendar week, which reporting shall be in a form substantially consistent with such forecasts provided to the Lenders as of the date of the Commitment Letter or in such other form as is reasonably acceptable to the Lenders;

•

upon request by any Lender from time to time, the Guarantor and the Sellers shall hold a cash flow review call with the Administrative Agent, the Lenders and their respective representatives and advisors; provided that (i) absent an event of default, the Guarantor and Sellers shall not be required to have more than one such call during any calendar week and (ii) any such call shall be scheduled at times reasonably agreed to by the requesting Lender, the Sellers and the Administrative Agent;

•	monthly financial reporting in form and substance reasonably acceptable to the Lenders;

•	other reporting requirements provided to any of the Prepetition 1L/2L Secured Parties or their respective advisors in accordance with any order of the Bankruptcy Court.

•

Financial Covenants: Consistent with Existing Facilities, excluding profitability covenants at RMS and Ditech Financial and except as otherwise set forth in Schedule 4 to the Term Sheet with respect to the Sellers’ minimum liquidity covenants.

[7]	To increase by 2.00% following an Event of Default

Sched. 1-3

Schedule 2: Other MSFTAs & Hedges

[to be attached]

Sched. 2-1

Schedule 3: Prepetition 1L/2L Adequate Protection and Use of Prepetition 1L/2L Cash Collateral

The parties will work in good faith with the Prepetition 1L Secured Parties to agree on the terms of the Adequate Protection and use of the Prepetition 1L/2L Cash Collateral.

Prepetition 1L Adequate Protection and Cash Collateral. The Debtors will be authorized to use any collateral, including cash collateral (as defined in section 363(a) of the Bankruptcy Code), of the Prepetition 1L Secured Parties with the consent of the Prepetition 1L Agent, acting at the direction of the Requisite Term Lenders (as used in this Schedule 3, as defined in the RSA), subject to the following terms and conditions and such other terms and conditions that are mutually acceptable to the Debtors, the Requisite Term Lenders and the Lenders:

•

Prepetition 1L Adequate Protection Liens. The Prepetition 1L Agent (on behalf of itself and the other Prepetition 1L Secured Parties) shall receive a replacement security interest in and lien on (the “Prepetition 1L AP Liens”) the same property of the Debtors (subject to the provisions set forth in Schedule 4 to the Term Sheet) on which the Prepetition 1L Agent (on behalf of itself and the other Prepetition 1L Secured Parties) has a perfected, first-priority security interest and lien prior to the Petition Date pursuant to the Prepetition 1L Credit Agreement and related security documents as in effect on the date of the Commitment Letter, whether arising prepetition or postpetition (the “Prepetition 1L AP Collateral”), which liens and security interests shall be subordinate only to (i) Permitted Liens (as defined in the Prepetition 1L Credit Agreement) to the extent any such Permitted Liens are senior in priority under applicable non-bankruptcy law to the liens securing the Obligations under and as defined in the Prepetition 1L Credit Agreement and (ii) a customary professional fee “carve-out” in an amount to be agreed upon by the Debtors, the Requisite Term Lenders and the Lenders (the “Carve Out”); provided that (a) in no event shall Prepetition 1L AP Collateral include, or any Prepetition 1L AP Liens attach to, any assets and property subject to a security interest or lien granted to any of the DIP Warehouse Secured Parties (as defined below) under the Definitive Documentation, including the Orders (or otherwise constituting “collateral”, “repurchase assets” or any similar concept under any of the Definitive Documentation) (the “DIP Collateral”), which DIP Collateral shall include (x) “Collateral” as defined in the Term Sheet to which this Schedule 3 is attached, (y) the same classes of assets and property of the Debtors and relevant non-Debtor subsidiaries on which any of the secured parties under any of the Existing Facilities had, or would have been permitted pursuant to the Prepetition 1L Credit Agreement to have, security interests and liens prior to the Petition Date, and (z) certain other assets that constitute Excluded Collateral (as defined below) (with cross-collateralization being permitted across the obligations under the Definitive Documentation)), (b) in no event shall Prepetition 1L AP Collateral include, or any Prepetition 1L AP Liens attach to, any other Excluded Collateral and (c) nothing in the Orders shall be deemed to grant any interest in any DIP Collateral or other Excluded Collateral to the Prepetition 1L Secured Parties. The Prepetition 1L AP Liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise, except as expressly provided in the Orders.

•

Prepetition 1L 507(b) Claim. The Prepetition 1L Agent (on behalf of itself and the other Prepetition 1L Secured Parties) shall receive an administrative expense claim against each of the Debtors pursuant to Bankruptcy Code section 507(b) with priority over all other administrative expenses (the “Prepetition 1L AP Superpriority Claim”) except that with respect to the Sellers, the Prepetition 1L AP Superpriority Claim shall be junior to the DIP Superpriority Claims, subject to the Carve Out. It is understood and agreed that the DIP Superpriority Claims against the Guarantor shall be junior only to the Prepetition 1L AP Superpriority Claim against the Guarantor and subject to the Carve Out.

Sched. 3-1

•

Prepetition 1L Adequate Protection Payments. The Debtors’ prompt payment of, whether incurred prior to or following the Petition Date, all reasonable fees and expenses of the Prepetition 1L Agent (in accordance with the Prepetition 1L Credit Agreement), but limited, in the case of fees and expenses of legal counsel and professional advisors, to the reasonable and documents fees and expenses of Kirkland and FTI, as provided in the RSA; provided that, subject to the terms of the Intercreditor Agreement (as defined in the Prepetition 1L Credit Agreement), the right of any party in interest (other than, so long as the RSA is in effect, the Debtors) to file a complaint with the Bankruptcy Court to recharacterize any such payments as payments against principal on the ground that the allowed claims on account of the loans under the Prepetition 1L Credit Agreement are under-collateralized is reserved, subject to the rights of the Prepetition 1L Secured Parties to oppose such complaint and raise any and all defenses thereto.

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Prepetition 1L Financial Reporting. Until the effective date of a chapter 11 plan of reorganization in the Cases, the Debtors shall continue to provide the Prepetition 1L Agent, Kirkland, and FTI with financial and other reporting in compliance with the Prepetition 1L Credit Agreement and any reporting described in the Orders, including monthly financial reporting in form and substance reasonably acceptable to the Requisite Term Lenders and the Lenders (copies of all of which shall also be promptly provided to the Lenders); provided that delivery of audited financial statements for the fiscal year most recently ended accompanied by an audit report with a “going concern” or similar qualification shall not constitute a breach of such reporting obligations.

Prepetition 2L Adequate Protection and Cash Collateral. The Debtors will be authorized to use any collateral, including cash collateral (as defined in section 363(a) of the Bankruptcy Code), of the Prepetition 2L Secured Parties. As adequate protection for such use, the Prepetition 2L Trustee (on behalf of itself and the other Prepetition 2L Secured Parties) shall receive a replacement security interest in and lien on (the “Prepetition 2L Notes AP Liens”) the same property of the Debtors on which the Prepetition 2L Trustee (on behalf of itself and the other Prepetition 2L Secured Parties) has a perfected, second-priority security interest and lien prior to the Petition Date pursuant to the Prepetition 2L Indenture and related security documents in effect as of the date of the Commitment Letter, whether arising prepetition or postpetition (the “Prepetition 2L Notes AP Collateral”), which liens and security interests shall be subordinate only to (i) the Prepetition 1L AP Liens, (ii) the prepetition liens granted to the Prepetition 1L Agent for the benefit of the Prepetition 1L Secured Parties, (iii) permitted liens under the Prepetition 2L Indenture to the extent any such liens are senior in priority under applicable non-bankruptcy law to the liens securing the Prepetition 2L Notes and (iv) the Carve Out; provided that (a) in no event shall Prepetition 2L Notes AP Collateral include, or any Prepetition 2L Notes AP Liens attach to, any DIP Collateral or any other Excluded Collateral, and (b) nothing in the Orders shall be deemed to grant any interest in any DIP Collateral or other Excluded Collateral to the Prepetition 2L Secured Parties. The Prepetition 2L Notes AP Liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise, except as expressly provided in the Orders.

“DIP Warehouse Secured Parties” shall mean, collectively, the Lenders, the Administrative Agent and any other agents, trustees, DIP MSFTA counterparties and other secured parties under any of the Definitive Documentation.

“Excluded Collateral” shall have the same meaning assigned to such term in that certain Amended and Restated First Lien Security Agreement, dated as of February 9, 2018, among the Guarantor, the Sellers, the other subsidiaries of the Guarantor party thereto and the Prepetition 1L Agent.

Sched. 3-2

Schedule 4: Cash Management

The Debtors shall, and shall cause their non-Debtor affiliates to, handle cash collateral of the Prepetition 1L/2L Secured Parties and DIP Collateral (as defined in Schedule 3 to the Term Sheet to which this Schedule 4 is attached) consistent with past practice and shall not change their cash management practices in any way that could result in DIP Collateral being deposited into any bank accounts that are subject to the prepetition or adequate protection liens in favor of the Prepetition 1L/2L Secured Parties. In the event any deposit or transfer of DIP Collateral is made to a bank account that is not subject to liens securing the obligations under the Definitive Documentation (collectively, the “DIP Liens”), the DIP Liens shall be preserved and such amounts shall be deemed to be held in trust for the DIP Warehouse Secured Parties (as defined in Schedule 3 to the Term Sheet to which this Schedule 4 is attached).

Any and all cash collateral or other DIP Collateral of any of the DIP Warehouse Secured Parties (including haircut amounts) shall be deposited into one or more custodial accounts subject to the DIP Liens (the “DIP Custodial Accounts”) no later than two (2) business days after receipt thereof. Commencing on the date occurring no later than fifteen (15) calendar days following the Petition Date (or such later date agreed to by the Administrative Agent), (i) RMS shall have opened a segregated liquidity account subject to the DIP Liens (the “RMS DIP Liquidity Account”) with a financial institution that is reasonably acceptable to the Administrative Agent and (ii) any funds in the RMS DIP Custodial Account in excess of the amounts required (x) to be applied to repay RMS’s outstanding obligations under the Definitive Documentation and (y) to make a Specified RMS Settlement Account Transfer (as defined below) shall be transferred on a daily basis into the RMS DIP Liquidity Account. Notwithstanding anything to the contrary herein, in the event funds not constituting DIP Collateral are paid from the RMS loan settlement account (Wells Fargo Account No. 0415) to the relevant DIP Warehouse Secured Parties to make a repayment on account of RMS’s outstanding obligations under the Definitive Documentation (each a “RMS Loan Settlement Account DIP Repayment”), then, on the same date of such repayment, RMS shall be permitted to transfer to the RMS loan settlement account (Wells Fargo Account No. 0415) (i) funds from the RMS DIP Custodial Account in an amount equal to such RMS Loan Settlement Account DIP Repayment (any such permitted transfer, a “Specified RMS Settlement Account Transfer”) and (ii) any related “haircut” amounts only to the extent that RMS is in compliance with the requisite liquidity covenants as set forth in the Definitive Documentation and the conditions set forth in clauses (i) and (ii) of penultimate paragraph of this Schedule 4.

Each of Ditech Financial and RMS must at all times comply with its minimum liquidity covenant set forth in the Definitive Documentation, which covenant may be satisfied by such Debtor with a combination of (i) any unrestricted cash and cash equivalents of such Debtor, which may include cash and cash equivalents on deposit in any bank accounts of such Debtor subject to the prepetition or adequate protection liens in favor of the Prepetition 1L/2L Secured Parties (but only to the extent such Debtor is authorized to use such cash collateral in the ordinary course of its business pursuant to the Interim DIP Order or Final DIP Order, as applicable) and (ii) in the case of RMS, cash in the RMS DIP Liquidity Account.

RMS shall not transfer, or permit or cause to be transferred, any funds from its bank accounts that are subject to DIP Liens, including the RMS DIP Liquidity Account (other than (x) to repay its obligations under the Definitive Documentation or (y) to the extent needed to make a Specified RMS Settlement Account Transfer) unless, after giving effect to such transfers: (i) no default or event of default under the Definitive Documentation has occurred and is continuing under any of the Definitive Documentation or would result therefrom and (ii) the aggregate amount of the funds in the RMS DIP Liquidity Account is at least $15 million at all times (for purposes of such calculation, excluding any amounts deposited to account for margin deficits or to otherwise satisfy any purchased assets/collateral coverage test under the Definitive Documentation).

Sched. 4-1

Ditech Financial shall not transfer, or permit or cause to be transferred, any funds from its bank accounts that are subject to DIP Liens (other than to repay its obligations under the Definitive Documentation) unless after giving effect to such transfers, no default or event of default under the Definitive Documentation has occurred and is continuing under any of the Definitive Documentation or would result therefrom. For the avoidance of doubt, nothing contained herein shall affect the manner in which Ditech Financial manages cash in the ordinary course of business with respect to the Servicing Advances (to be defined in the Cash Management Orders).

Sched. 4-2